TBS International Limited Reports Fourth Quarter and Year Ended December 31, 2008 Financial Results

HAMILTON, BERMUDA – March 30, 2009 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter and Year Ended December 31, 2008 highlights:

Metric	Q4 2008	Q4 2007	FY 2008	FY 2007
Revenue (thousands)	$139,788	$114,364	$611,633	$352,921
Net Income (thousands)	$34,615	$35,154	$191,777	$98,249
EPS (diluted)	$1.15	$1.26	$6.54	$3.50
Weighted Average Number of Shares (diluted)	30,147,763	28,088,072	29,316,132	28,066,736
EBITDA (thousands) (1)	$62,938	$47,793	$283,902	$143,999
Drydock Days	223	221	791	1,044

Freight Voyages
Average Daily Voyage TCE	$24,809	$25,244	$29,526	$21,658
Freight Voyage Days	3,471	2,145	11,900	8,209
Tons of Cargo Shipped (thousands)	2,355	1,838	9,315	6,621
Average Freight Rate for All Cargoes	$55.48	$42.62	$55.70	$39.49
Average Freight Rate excluding Aggregates	$78.12	$83.66	$88.08	$68.79
Bunker Cost/Voyage Day	$7,111	$5,503	$7,340	$4,803

Time Charter out Voyages
Average Daily Time Charter TCE	$7,963	$31,207	$26,134	$23,078
Time Charter Days	620	1,019	3,004	3,659

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:
Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “Our record 2008 financial results have quickly become history. Since the last quarter of 2008 we have been experiencing a dramatic decline in the global economy, and we now operate in a completely different financial and economic environment, without clear visibility as to when the turmoil will end.

“The near term effects of this dramatic decline have been devastating on the dry cargo shipping industry. The freezing of the credit markets and the virtual elimination of letters of credit which are the traditional financing mechanism of global trade have caused a significant decrease in the volume of cargo transported thereby affecting freight rates, vessel utilization and asset values.  As a result:

•
Freight rates collapsed, as indicated by the Baltic Dry Index, which declined by 95% from its high value of 11,793 on May 20, 2008 to a low of 663 on December 5, 2008. Since then, the Index has modestly recovered to 1,646 as of March 30, 2009.

•	Vessels of all sizes have been idled, leading to a decline in fleet utilization rates. Asset values in the sale and purchase market have dropped substantially from their spring/summer 2008 highs.
•	Revenues, earnings and cash flows for the shipping industry are under significant pressure and are expected to suffer during 2009.

“In the past several months, TBS has taken a series of proactive and defensive initiatives to address these challenging times:

•	We suspended the purchase of additional second-hand vessels.
•
Because MPP Tweendeckers are an important segment of the TBS Fleet, we intend to proceed with our plans to construct the six Roymar Class 34,000 dwt multipurpose (MPP) tweendeckers that were contracted in February 2007, with delivery of the first vessel (the M.V. Rockaway Belle) expected in June 2009.

•
However, in order to conserve our cash resources and limit new debt incurrence, in October 2008, we cancelled contingent arrangements to build twelve additional Roymar Class 34,000 dwt MPP tweendeckers. These cancellations were effected without cost or penalties to TBS.

•	We recently completed our multi-year accelerated vessel upgrade and drydock program and plan to make only necessary capital expenditures in 2009.
•	In November 2008, in a commitment to the future of TBS, year-end bonuses accrued by the Company, aggregating $15 million, were cancelled.
•	We have frozen salaries for our officers and office staff at 2008 levels and we are engaged in an extensive cost-cutting program that should result in 2009 operating economies.
•	We concluded agreements with our lenders to obtain covenant waivers applicable to all of our outstanding loans for the calendar year 2009.

“At TBS, our strongest asset is our worldwide team of shipping professionals.  We have fully staffed affiliate agencies and representative offices on five continents.  We offer a unique Five Star Service consisting of Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning.  We implement this Five Star Service with our Fleet of 47 owned or controlled vessels consisting of 23 handymax and handysize bulk carriers and 24 multipurpose tweendeckers, one of which (the M.V. Zia Belle) has two 150 ton cranes combinable to 300 tons.

“Despite the lack of immediate visibility in the prevailing market conditions, we are cautiously optimistic for a gradual return to an improved market environment in the second half of 2009. Urbanization and core economic development which have been the prevalent trends in developing economies, especially in China and India, may temporarily slow down but are irreversible. The concerted efforts of governments around the world to inject liquidity into the credit markets and to implement stimulus programs aimed mainly at infrastructure development should eventually result in increased dry cargo movement. In the meantime, we will stay the course, and remain vigilant to safeguard the value we have created and alert to new opportunities that may arise.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented:
“As we announced, we are pleased to have obtained waivers to the financial covenants from all of our lenders. The current economic conditions and their impact on the shipping industry, and specifically the market value of vessels, caused us to initiate discussions with all lenders of our credit facilities to obtain waivers of the collateral coverage requirements and other financial covenants. This is indicative of our excellent relationship with our lenders and a favorable development for the company.   In connection with the credit facility waivers, we prepaid all principal installments that would have become due under our term loan facility during 2009, reducing our total non-construction debt to $247.5 million.

“Our newbuilding program for the six Roymar Class tweendeckers is progressing and we have in place fixed term financing with a syndicate of lenders led by The Royal Bank of Scotland for all remaining installments to the shipyard including the delivery of the vessels.  We expect delivery of two vessels in 2009 and four vessels in 2010.

“In the fourth quarter of 2008, we continued with our drydocking and vessel upgrade programs and drydocked five vessels for 223 drydocking days in total. For the full year 2008, we drydocked 17 vessels for an aggregate of 791 days at a cost of approximately $31.9 million. The recent completion of our multi-year accelerated vessel upgrade and drydock program enables us to make only necessary maintenance-related capital expenditures in 2009.”

Fourth Quarter 2008 Results:
For the fourth quarter ended December 31, 2008, total revenues were $139.8 million, an increase of 22.2% compared to the $114.4 million for the same period in 2007. Net income for the fourth quarter 2008 was $34.6 million, a decrease of 1.7% compared to $35.2 million for the same period in 2007.  Earnings per diluted share were $1.15 in the fourth quarter of 2008 compared to $1.26 for the fourth quarter 2007.

EBITDA, which is a non-GAAP measure, increased 31.6% to $62.9 million for the fourth quarter 2008 from $47.8 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net income.

An average of 44 vessels (excluding off-hire) were operating during the fourth quarter of 2008 compared to 34 vessels (excluding off-hire) during the same period in 2007.

Results for the Full Year ended December 31, 2008:
For the year ended December 31, 2008, total revenues were $611.6 million, an increase of 73.3% compared to $352.9 million for the same period in 2007. Net income for the full year 2008 was $191.8 million, an increase of 95.3% compared to $98.2 million for the same period in 2007. Earnings per share on a diluted basis were $6.54 for the full year 2008, calculated based on 29,316,132 shares, compared to $3.50 for the same period in 2007, calculated based on 28,066,736 shares.

EBITDA, which is a non-GAAP measure, increased by 97.2% to $283.9 million for the full year 2008 from $144.0 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net income.

Revenues:
Total revenues of $611.6 million for the full year 2008 include voyage revenues of $518.9 million, time charter revenues of $83.9 million and logistics and other revenues of $8.8 million.

An average of 41 vessels (excluding off-hire) were operated during the full year 2008 compared to 33 vessels (excluding off-hire) during the same period of 2007.

Voyage Revenues:
Voyage revenues for the full year 2008 were $518.9 million, an increase of $257.4 million or 98.4% from the $261.5 million during the same period in 2007.

Total cargo volume (including aggregates) increased 2,693,825 tons or 40.7% to 9,315,298 tons for the full year 2008 from 6,621,473 for the same period in 2007. The increase in cargo volume is attributed to a 32.5% increase in aggregates carried, and a 48.2% increase of non-aggregates carried.

Cargo volume (excluding aggregates) increased 1,661,969 tons or 48.2% to 5,108,983 tons for the full year 2008 from 3,447,014 tons for the same period in 2007. Freight rates excluding aggregates increased $19.29 per ton or 28.0% to $88.08 per ton for the year ended December 31, 2008 from $68.79 per ton during the same period in 2007.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $29,526 per day for 2008, an increase of 36.3% from the $21,658 during the same period in 2007 and a decrease of 6.2% from the $31,463 per day during the nine months of 2008.

Time Charter Revenues:
Time charter revenues decreased by $4.5 million or 5.1% to $83.9 million for the full year 2008 from $88.4 million for the same period in 2007 reflecting decreased time charter days due to the increase in the Company’s controlled vessels that were used in our established voyage business.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $26,134 per day for 2008, an increase of 13.2% from the $23,078 during the same period of 2007.

Expenses:
Total operating expenses for the full year 2008 increased by $151.1 million or 60.1% to $402.4 million from $251.3 million for the same period in 2007. However, as a percentage of revenue, total operating expenses decreased by 5.5% to 65.8% for the year ended December 31, 2008 from 71.3% for the same period of 2007.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $83.7 million or 93.8% to $172.9 million for the full year 2008. The increase is due to an increase in fuel expenses which were a result of higher average fuel costs and higher fuel consumption due to an increased fleet, higher commission expense as a result of higher voyage revenues, as well as increased port call expenses and stevedore and other cargo-related expenses reflecting greater business volume.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance, as well as charter hire fees for vessels that are chartered-in, increased by $24.4 million or 28.4% to $110.4 million for full year 2008 as compared to $86.0 million for the same period in 2007. Owned vessel expenses increased by $34.5 million due to a 25.6% increase in the day rate and a 27.9% increase in vessel days for owned/controlled vessels. Chartered-in vessel expenses decreased $11.4 million due to a decrease in chartered-in vessel days and rates.  However, as a percentage of total revenue, vessel expenses decreased by 6.4% as compared to the same period last year.

General and administrative expenses increased by $1.2 million or 3.1% to $39.9 million for the full year 2008. This is mainly attributed to an increase in salary and related expenses due to an increase in staff levels and stock-based compensation costs offset by the elimination of 2008 bonuses.

The operating expenses for the full year 2008 also include an expense of $5.7 million related to TBS Logistics Incorporated, a cargo and transport management subsidiary started during the fourth quarter of 2007.

Recent Fleet Developments:
On December 12, 2008, TBS took delivery of the M.V. Zia Belle, previously known as the M.V. CEC Cardigan, an acquisition the company announced in September 2008. TBS had agreed to acquire the vessel charter free for $20.6 million. This vessel is a 1997 built, 8,492 dwt heavy-lift multipurpose tweendecker with two 150 tons cranes, combinable to 300 tons.

TBS’ current fleet comprises 47 vessels, with an aggregate of 1,398,965 dwt, consisting of 24 multipurpose tweendeckers and a combination of 23 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
The TBS Newbuilding Program to construct six multipurpose vessels with retractable tweendecks is proceeding with the first vessel launched in November.  We expect delivery of two vessels in 2009 and four vessels in 2010.

TBS has in place a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

We had been actively pursuing opportunities to build additional Roymar Class ships in China for delivery through 2011.  However, in light of current conditions, we have cancelled this program.

TBS 2008 Drydock Program and Vessel Upgrade Program:
For the full year 2008, TBS drydocked 17 vessels, including one vessel that entered into drydock during the fourth quarter of 2007 for an aggregate of approximately 791 drydocking days, requiring steel renewals of about 3,378 metric tons, had a total cost of approximately $31.9 million.

During the fourth quarter 2008, three vessels that entered into drydock during the third quarter extended into this quarter for 124 drydock days. In addition, two vessels entered into drydocking during the fourth quarter requiring about 696 metric tons of steel and 99 drydock days.

Conference call and webcast:
On Wednesday, April 1, 2009 at 10:00 a.m. ET, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-679-8035 (from the US) or 1-617-213-4848 (International Dial In). Participant Passcode: 20744194. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHJ3BGG6H. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. ET on Wednesday, April 1, 2009 until, Wednesday, April 8, 2009 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 71192492. A replay of the webcast will be available soon after the completion of the call.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Consolidated Statements of Income
(In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
Voyage revenue (1)	$130,654	$78,314	$518,907	$261,509
Time charter revenue	6,591	33,618	83,883	88,365
Logistics revenue (2)	1,712	668	7,000	668
Other revenue	831	1,764	1,843	2,379
Total revenue	139,788	114,364	611,633	352,921

Operating expenses:
Voyage (1)	46,198	27,585	172,929	89,241
Logistics (2)	1,300	557	5,717	557
Vessel	31,846	23,268	110,354	85,958
Depreciation and amortization of vessels
and other fixed assets	23,491	10,153	73,479	36,022
General and administrative	(1,305)	15,899	39,879	38,703
Loss from sale of vessel (3)	-	-	-	814
Total operating expenses	101,530	77,462	402,358	251,295

Income from operations	38,258	36,902	209,275	101,626

Other (expenses) and income:
Interest expense	(4,910)	(2,622)	(17,228)	(10,394)
Interest and other income	1,267	874	2,048	983
(Loss) on extinguishment of debt (4)	-	-	(2,318)	-
Gain on sale and insurance recovery of vessel (5)	-	-	-	6,034
Total other (expenses) and income, net	(3,643)	(1,748)	(17,498)	(3,377)

Net income	$34,615	$35,154	$191,777	$98,249

Earnings per share:
Net income per common share
Basic	$1.15	$1.27	$6.55	$3.51
Diluted	$1.15	$1.26	$6.54	$3.50
Weighted average common shares outstanding
Basic	30,106,711	28,044,310	29,263,292	28,029,340
Diluted (6)	30,147,763	28,088,072	29,316,132	28,066,736

Operating Data for the Three Months and Year Ended December 31, 2008 and 2007

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Other Operating Data:
Controlled vessels (at end of period) (7)	47	36	47	36
Chartered vessels (at end of period) (8)	-	1	-	1
Freight Voyage Days (9)	3,471	2,145	11,900	8,209
Vessel days (10)	4,467	3,439	16,337	13,236
Tons of cargo shipped (11)	2,355	1,838	9,315	6,621
Revenue per ton (12)	$55.48	$42.62	$55.70	$39.49
Tons of cargo shipped, excluding
aggregates (11) (13)	1,421	851	5,109	3,447
Revenue per ton, excluding
aggregates (12) (13)	$78.12	$83.66	$88.08	$68.79
Chartered-out days	620	1,019	3,004	3,659
Chartered-out rate per day	$10,630	$32,991	$27,924	$24,150
TCE per day - Freight Voyages (14)	$24,809	$25,244	$29,526	$21,658
TCE per day - Time Charters-Out (15)	$7,963	$31,207	$26,134	$23,078

(1)
To conform to the 2008 presentation, we revised our Statement of Operations for 2007 for despatch, which were included in voyage expense, to voyage revenue. This revision did not impact net income. Despatch of $2,684 was changed from voyage expense to voyage revenue for 2007.

(2)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(3)	The 2007 loss on sale of vessel represents the loss on the sale of the Maya Princess of $0.8 million.

(4)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(5)
For the year ended December 31, 2007, the Company had a gain on the sale and insurance recovery of the Huron Maiden. The vessel was severely damaged in a grounding accident on an uncharted rock while on passage near Indonesia on March 9, 2007. On April 4, 2007, the vessel was declared a constructive total loss. Accordingly, TBS received a net amount of $8.0 million from the Hull & Machinery/ Increased Value insurances after a scrap value credit of $2.0 million. The Company retained the proceeds on the sale of the vessel for scrap, which was sold and delivered to the buyer on May 4, 2007 for $2.8 million. After expenses in connection with the accident and the sale of the vessel of approximately $1.2 million, TBS realized a gain on the casualty and sale of the vessel of approximately $6.0 million.

(6)
Diluted weighted average common shares outstanding for the three months and year ended December 31, 2008 and 2007, includes 41,052, 43,762, 52,840 and 37,396 weighted average common shares, respectively, relating to the restricted Class A common shares granted to our employees and independent directors.

(7)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of December 31, 2008, two vessels in the controlled fleet were chartered-in with an option to purchase.

(8)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(9)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(10)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(11)	In thousands.

(12)
 Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton. Average revenue per ton for 2007 was reduced from the amount previously reported due to the reclassification of despatch.  See comment number one above.

(13)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(14)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the year divided by the number of available freight voyage days during the year. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  To conform with the 2008 presentation daily time charter equivalent rate for 2007 was revised to exclude intercompany commissions and management fees eliminated in consolidation.  No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(15)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out, are defined as    time charter revenue during the year reduced principally by commissions divided by the number of available time charter days during the year.  Commissions for vessels that are time chartered out for the three months ended December 31, 2008 and December 31, 2007 were $0.3 million and $1.8 million, respectively.  For the three months ended December 31, 2008, time charter voyages include fuel cost of $1.4 million related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.   Commission for vessels that are time chartered out for the year ended December 31, 2008 and December 31, 2007 were $3.6 million and $3.9 million, respectively. For the year ended December 31, 2008, time charter voyages include fuel cost of $1.8 million related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	December 31,	December 31,
	2008	2007

Balance Sheet Data (In thousands):
Cash and cash equivalents	$131,150	$30,498
Working capital	104,311	1,744
Total assets	1,041,685	559,113

Total debt, including current portion	383,074	180,166
Total shareholders' equity	598,296	319,563

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three months and year ended December 31, 2008 and 2007.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

EBITDA Reconciliation (In thousands):
Net Income	$34,615	$35,154	$191,777	$98,249
Net interest expenses	4,832	2,486	18,646	9,728
Depreciation and Amortization	23,491	10,153	73,479	36,022
EBITDA	$62,938	$47,793	$283,902	$143,999

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to the current economic downturn and the widespread reduction of business activity generally;
•	a decline in rates in the shipping market, will continue for a prolonged period;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants in its credit facilities;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	changes in general domestic and international political conditions;
•	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards, which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of: ocean transportation, operations, logistics, port services, and strategic planning. We offer liner, parcel, bulk, and chartering services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com